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                                                                  Exhibit (e)1.5

                               LETTER AGREEMENT


Russell Fund Distributors, Inc.
909 A Street
Tacoma, WA 98402

Dear Sirs:

Pursuant to Introductory Section 1 of the Distribution Agreement between Frank Russell Investment Company ("FRIC") and Russell Fund Distributors, Inc., dated March 7, 1988, FRIC advises you that it is creating two new Funds, each consisting of Class C Shares, Class E Shares, Class I Shares, Class S Shares and Class Y Shares (each, a "Class"), with the following names Select Growth Fund and Select Value Fund (the "New Funds") and is creating a new Class E of the Tax-Managed Global Equity Fund. FRIC desires Russell Fund Distributors, Inc. to serve as Distributor with respect to the Shares of each Class of each of the New Funds and of Class E of the Tax-Managed Global Equity Fund pursuant to the terms and conditions of the Distribution Agreement. The fees to be charged the Fund in return for the Distributor's services are the same as in the Distribution Agreement.

Please indicate your acceptance to act as Distributor with respect to each Class of the New Funds and of Class E of the Tax-Managed Global Equity Fund by executing the acceptance copy of this letter agreement and returning it to the undersigned.

Sincerely,

FRANK RUSSELL INVESTMENT COMPANY


By:_________________________________
   Lynn L. Anderson
   President


Accepted this ____ day of ___________, 2000

RUSSELL FUND DISTRIBUTORS, INC.


By:_________________________________
   J. David Griswold
   President